Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE SECOND QUARTER OF FISCAL 2009

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
813.637.6900	813.637.6900

•	POSITIVE CASH FLOW FROM OPERATIONS

•	SIGNIFICANT INVESTMENT IN TECHNOLOGY

•	FOCUS ON TOTAL COMMERCE SOLUTION

TAMPA, FL– August 7, 2009–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of outsourced e-commerce and supply chain solutions that enable manufacturers, distributors, and consumer brand companies the ability to quickly and cost effectively establish and operate a direct to customer online business that is fully integrated with their offline sales channels, announced financial results for the second quarter ended June 26, 2009.

Net revenues for the 26-week period decreased by approximately 3 percent to approximately $7.6 million, compared to approximately $7.8 million for the same period last year. The decrease in revenue primarily related to the overall economy and lower than usual technology sales. Cost of revenue, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses, decreased by approximately 2 percent, to approximately $5.6 million, compared to approximately $5.8 million for the same period last year. As a percentage of revenue, cost of revenue was consistent with the prior year. The decreased cost of revenue resulted primarily from decrease net revenue. General and Administrative expenses increased by approximately 8 percent to approximately $2.2 million compared with costs of approximately $2.0 million during the same period last year. The increase was primarily related to the increase in sales personnel and other overhead expenses related to the sales and marketing plan, increased infrastructure costs and employee benefits. Management has made recent changes in the second quarter to lower the overall general and administrative costs. The Company reported a net loss of approximately $280,000, or $(0.02) per weighted average share, compared with a net loss of $153,600, or $(0.01) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “Although the economy continues to be challenging, we have made changes in the organization to get back to operational profitability and are confident that we will see positive growth and profitability for the year 2009 compared to 2008.” Mr. Demirdjian also commented, “We continue to see considerable interest in the market for total outsourced e-commerce and supply chain solutions. With the recent update of www.jaggedpeak.com and additional marketing efforts we put in place, we expect our new sales to accelerate and with the recovery of the economy, we expect our transactional revenue from our existing clients to recover and grow.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “The Company has made significant investments in our technology and infrastructure to support our total commerce solution initiative. Although we have not been as profitable as prior years in the first two quarters, with the state of the economy, the Company continues to be cash flow positive from operations and continues to enhance the foundation for Jagged Peak’s future growth expectations.” Mr. Norstrud also commented, “The third and fourth quarter has historically been Jagged Peak’s most profitable, with significant growth over the first half of the year and management believes this trend will continue in 2009.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), provides outsourced e-commerce and supply chain solutions that enable manufacturers, distributors, and consumer brand companies the ability to quickly and cost effectively establish and operate a direct to customer online business that is fully integrated with their offline sales channels.

Jagged Peak’s proven solutions provide companies the tools, expertise, infrastructure and scalability they need to create and maximize their direct to customer sales channel potential without the risk and burden of managing it themselves. Our solutions uniquely provide companies the benefit of maintaining complete control of the channel, ownership of the customer relationship and retention of the gross product margin normally lost to distributors, resellers and other trading partners. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 26, 2008.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2009	June 27, 2008	June 26, 2009	June 27, 2008

Revenue	$3,595,700	$3,862,300	$7,603,500	$7,804,300

Cost of revenues	2,653,000	2,755,700	5,637,900	5,763,900

Gross profit	942,700	1,106,600	1,965,600	2,040,400

Selling, general and administrative expenses	1,039,700	1,065,600	2,163,300	1,995,000

Operating (loss) income	(97,000)	41,000	(197,700)	45,400

Interest expense	116,700	138,700	231,900	265,400

Loss before tax benefit	(213,700)	(97,700)	(429,600)	(220,000)

Provision for income tax benefit	(81,100)	(29,600)	(149,600)	(66,400)

Net loss	$(132,600)	$(68,100)	$(280,000)	$(153,600)

Weighted average number of common shares outstanding – basic & fully diluted	14,677,594	14,631,206	14,677,594	14,629,400

Net loss per share – basic & fully diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Jagged Peak, Inc.

Balance Sheet

	June 26, 2009 (Unaudited)	December 26, 2008 (Audited)
Assets
Current assets:
Cash	$47,900	$126,500
Accounts receivable, net of allowance for doubtful accounts of $250,000 and $230,000 at June 26, 2009 and December 26, 2008, respectively	1,026,300	1,923,800
Other receivables	130,700	135,000
Work in process, net of allowance of $30,000 at June 26, 2009 and December 26, 2008	122,800	149,700
Deferred tax asset	128,600	268,600
Other current assets	291,500	443,800

Total current assets	1,747,800	3,047,400

Property and equipment, net of accumulated depreciation of $1,990,400 and $1,885,700 at June 26, 2009 and December 26, 2008, respectively	283,600	327,400

Other assets:
EDGE and other applications, net of accumulated amortization of $1,340,400 and $1,318,100 at June 26, 2009 and December 26, 2008, respectively	313,800	79,400
Deferred tax asset	1,428,700	1,138,700

Total long-term assets	2,026,100	1,545,500
Total assets	$3,773,900	$4,592,900

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,140,000	$1,641,500
Accrued payroll and bonuses	305,300	407,800
Other accrued expenses	53,800	61,900
Revolving Note, $298,000 and $1,000,000 was available at June 26, 2009 and December 26, 2008, respectively	177,100	0
Deferred rent	34,900	34,900
Notes payable	1,145,000	1,415,000
Deferred revenue and customer deposits	782,700	600,200

Total current liabilities	3,638,800	4,161,300

Long-term liabilities:
Deferred rent, long term	38,500	57,200

Total long-term liabilities	38,500	57,200

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at June 26, 2009 and December 26, 2008
Common stock, $.001 par value; 70,000,000 shares authorized; 14,677,594 shares issued and outstanding at June 26, 2009 and December 26, 2008	14,800	14,800
Additional paid-in capital	3,390,600	3,388,400
Accumulated deficit	(3,308,800)	(3,028,800)

Total stockholders’ equity	96,600	374,400
Total liabilities and stockholders’ equity	$3,773,900	$4,592,900